Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Applied Micro Circuits Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-35408, 333-41572, 333-47185, 333-48912, 333-48914, 333-53282, 333-57202, 333-71878, 333-74787, 333-76767, 333-92507, 333-99623, 333-110075, 333-114327, 333-130589, 333-140052, and 333-147297) on Form S-8 of Applied Micro Circuits Corporation of our report dated May 11, 2010, with respect to the consolidated balance sheet of Applied Micro Circuits Corporation and subsidiaries as of March 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule for the year ended March 31, 2010, and the effectiveness of internal control over financial reporting as of March 31, 2010, which report appears in the March 31, 2010 annual report on Form 10-K of Applied Micro Circuits Corporation.

Our report on the consolidated financial statements refers to the change in the method used in evaluating other-than-temporary impairment for debt securities during the year ended March 31, 2010, resulting from the adoption of a new accounting pronouncement.

/s/ KPMG LLP

Mountain View, California

May 11, 2010